SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2 (b)

                                (Amendment No. )*

                               Optimal Group Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Class A Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    68388R208
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 19, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |X|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 68388R208                    13G
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1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Clinton Group, Inc.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        1,581,303
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     1,581,303
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,581,303
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.81%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68388R208                    13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Clinton Multistrategy Master Fund Ltd.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        1,411,439
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     1,411,439
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,411,439
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68388R208                    13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      George Hall
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     50,712
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        1,581,303
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            50,712
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     1,581,303
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,632,015
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      HC; IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

      (a)   Name of Issuer.

            Optimal Group Inc.

      (b)   Address of Issuer's Principal Executive Offices.

            3500 de Maisonneuve Blvd. W.
            Suite 1700
            Montreal, Quebec
            Canada H3Z3C1

Item 2.

      (a)   Name of Person Filing.

            This Schedule 13G is being filed by Clinton Group, Inc., Clinton Multistrategy Master Fund, Ltd. ("CMSF") and George Hall (collectively, the "Reporting Persons"). See Item 4 below.

      (b)   Address of Principal Business Office or, if none, Residence.

            The principal business address of Clinton Group, Inc. and George Hall is:

            9 West 57th Street
            26th Floor
            New York, New York  10019

            The principal business address of CMSF is:

            c/o Fortis Fund Services (Cayman) Limited
            P.O. Box 2003 GT
            Grand Pavilion Commercial Centre
            802 West Bay Road
            Grand Cayman, Cayman Islands

      (c)   Citizenship.

            Clinton Group, Inc.; Delaware
            George Hall; United States
            CMSF; Cayman Islands

      (d)   Title of Class of Securities.

            Class A Shares

      (e)   CUSIP Number.

            68388R208

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

      (a)   |_| Broker or dealer registered under Section 15 of the Act.
      (b)   |_| Bank as defined in Section 3(a)(6) of the Act.
      (c)   |_| Insurance Company as defined in Section 3(a)(19) of the Act.
      (d) |_| Investment Company registered under Section 8 of the Investment Company Act.
      (e)   |X| Investment Adviser in accordance with Sec.
                240.13d-1(b)(1)(ii)(E).
      (f) |_| Employee Benefit Plan or Endowment Fund in accordance with Sec. 240.13d-1(b)(1)(ii)(F).
      (g) |X| Parent holding company or control person, in accordance with Sec. 240.13d-1(b)(ii)(G).
      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
      (j)   |_| Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

      (a)   Amount Beneficially Owned.

            Clinton Group, Inc.: 1,581,303 (comprised of shares held in client accounts over which Clinton Group, Inc., as investment advisor, exercises voting and dispositive discretion).

            CMSF: 1,411,439

            George Hall: 1,632,015 (comprised of (i) 1,581,303 shares beneficially owned by Clinton Group, Inc., which is ultimately owned and controlled by Mr. Hall; and (ii) 50,712 shares held in an account that is directly controlled by Mr. Hall).

      (b)   Percent of Class. Clinton Group, Inc.: 6.8%
                              CMSF: 6.1%
                              George Hall: 7.0%

      (c)   Number of shares as to which each such person has

            (i)   sole power to vote or to direct the vote:

                              George Hall: 50,712
                              Clinton Group, Inc: 0
                              CMSF: 0

            (ii)  shared power to vote or to direct the vote:

                              Clinton Group, Inc.: 1,581,303
                              CMSF: 1,411,439
                              George Hall: 1,581,303

            (iii) sole power to dispose or to direct the disposition of:

                              George Hall: 50,712
                              Clinton Group, Inc.: 0
                              CMSF: 0

            (iv)  shared power to dispose or to direct the disposition of:

                              Clinton Group, Inc.: 1,581,303
                              George Hall: 1,581,303
                              CMSF: 1,411,439

Item 5. Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

            As referred to in Item 4, Clinton Group, Inc. is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940 and, as such, has beneficial ownership of shares through the investment discretion it exercises over its clients' accounts, including without limitation, CMSF. Accordingly, other persons have the right to receive and the power to direct the receipt of dividends from, and the proceeds from the sale of, certain of the shares reported herein. No such person other than CMSF has such powers with respect to greater than 5% of the outstanding Common Shares of the Issuer.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            See Exhibit B.

Item 8. Identification and Classification of Members of the Group.

            Not applicable.

Item 9. Notice of Dissolution of Group.

            Not applicable.

Item 10. Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 8, 2006

                                     Clinton Group Inc.


                                     By: /s/ Wendy Ruberti
                                         ---------------------------------------
                                         Name:  Wendy Ruberti
                                         Title: General Counsel


                                         /s/ George Hall
                                         ---------------------------------------
                                         George Hall


                                     Clinton Multistrategy Master Fund, Ltd.

                                     By: Clinton Group, Inc., investment manager


                                     By: /s/ Wendy Ruberti
                                         ---------------------------------------
                                         Name:  Wendy Ruberti
                                         Title: General Counsel

      Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

                                    EXHIBIT A

The undersigned hereby agree jointly to prepare and file with regulatory authorities a Schedule 13G and any amendments thereto reporting each of the undersigned's ownership of securities of Optimal Group Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

February 8, 2006

                                     Clinton Group Inc.


                                     By: /s/ Wendy Ruberti
                                         ---------------------------------------
                                         Name:  Wendy Ruberti
                                         Title: General Counsel


                                         /s/ George Hall
                                         ---------------------------------------
                                         George Hall


                                     Clinton Multistrategy Master Fund, Ltd.

                                     By: Clinton Group, Inc., investment manager


                                     By: /s/ Wendy Ruberti
                                         ---------------------------------------
                                         Name:  Wendy Ruberti
                                         Title: General Counsel

                                    EXHIBIT B

George Hall may be deemed a control person over the shares beneficially owned by Clinton Group, Inc.


                                 Page 10 of 10